Exhibit 99.1

Third Quarter 2019 - Earnings Release

FOR IMMEDIATE RELEASE

From: David Beaver

           Uwharrie Capital Corp

           704-991-1266

Date:  October 22, 2019

Albemarle, NC - Uwharrie Capital Corp (OTC: UWHR) and its subsidiary, Uwharrie Bank, reported consolidated total assets of $661 million at September 30, 2019, versus $637 million at September 30, 2018.

Net income for the nine-month period ended September 30, 2019, was $2.6 million versus $1.3 million for the same period in 2018.  For the nine months ended September 30, 2019, net income available to common shareholders was $2.2 million or $0.31 per share compared to $916 thousand or $0.13 per share for September 30, 2018. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended September 30, 2019, was $968 thousand versus $643 thousand for the same period in 2018.  For the three months ended September 30, 2019, net income available to common shareholders was $826 thousand or $0.12 per share compared to $499 thousand or $0.07 per share for the same quarter in 2018.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through Uwharrie Bank, Uwharrie Investment Advisors, and Uwharrie Bank Mortgage.  Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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